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                           EXHIBIT 5

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[LETTERHEAD]

Bogle & Gates
Two Union Square
601 Union Street
Seattle, WA  98101-2346

[LOGO]

March 28, 1994

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street NW
Washington, DC  20549

Re:  Esterline Technologies Corporation -
     Amended and Restated 1987 Stock Option Plan
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Gentlemen and Ladies:

We are acting as counsel for Esterline Technologies Corporation (the "Company") in connection with the filing of a Registration Statement on Form S-8 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed sale by the Company of up to 300,000 shares of common stock, $.20 par value (the "Shares"), which may be issued upon exercise of options granted pursuant to the Company's Amended and Restated 1987 Stock Option Plan (the "Plan").

In connection with the foregoing we have made such review and inquiry as we deem necessary for purposes hereof. Based on such review, we are of the opinion that the Shares, when issued upon exercise of options granted pursuant to the Plan and upon payment of the exercise price therefor in accordance with the terms thereof, will be legally issued, fully paid and non-assessable.

We hereby authorize and consent to the use of this opinion as
Exhibit 5 to the Company's Registration Statement on Form S-8 with respect to the Shares issued upon exercise of the options granted pursuant to the Plan.

Very truly yours,



/s/ Bogle & Gates
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Bogle & Gates